EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
EVCI Career Colleges Holding Corp.

We hereby consent to the incorporation by reference in the Registration Statement of EVCI Career Colleges Holding Corp. (formerly named EVCI Career Colleges Incorporated) on this Form S-8 of our report dated January 30, 2004, on the consolidated financial statements of EVCI Career Colleges Incorporated (name changed to EVCI Career Colleges Holding Corp.) and Subsidiaries as of December 31, 2003 and 2002 and for the years then ended appearing in the annual report of Form 10-KSB of EVCI Career Colleges Incorporated (name changed to EVCI Career Colleges Holding Corp.) for the year ended December 31, 2003.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 24, 2004